Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-157670 on Form S-8 of our report dated April 27, 2012 (April 29, 2013 as to the effects of the presentation of comprehensive income described in Note 2), relating to the consolidated financial statements and financial statement schedule of China Finance Online Co. Limited, its subsidiaries, its variable interest entities (“VIEs”) and its VIEs’ subsidiaries, appearing in the Annual Report on Form 20-F of China Finance Online Co. Limited for the year ended December 31, 2013.

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, People’s Republic of China

August 7, 2014